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Exhibit 99.1

Press Release

(Chico, CA 9/30/02)—Community Valley Bancorp, the holding company for Butte Community Bank, announced today that it has declared a cash dividend. On August 20, 2002, the Board of Directors agreed to pay a cash dividend of eight cents per share to shareholders of record as of October 8, 2002.

The pay date for the dividend will be October 25, 2002. This represents a 6.67% increase in the dividend over prior quarters when adjusted for the recent four-for-three stock split.

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with seven branches in five cities including Chico, Magalia, Oroville, Paradise and Yuba City. It also operates a highly successful loan production office in Roseville. Community Valley Bancorp has headquarters in Chico, California.

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  Exhibit 99.1